Exhibit 99.1
IRADIMED CORPORATION Reports Third Quarter 2026 Financial Results
Announces Regular Quarterly Cash Dividend of $0.20 Per Share

•Reports revenue of $24.2 million for the third quarter of 2026, which increased by $3.0 million, or 14% compared to the same period in 2025 and increased by $3.7 million or 18% compared to the second quarter of 2026.
•Reports GAAP diluted EPS of $0.51 and non-GAAP diluted EPS of $0.55 for the third quarter of 2026 compared to GAAP diluted EPS of $0.41 and non-GAAP diluted EPS of $0.47 for the second quarter of 2026.
•Declares a regular quarterly cash dividend of $0.20 per share of common stock for the third quarter of 2026, payable on November 27, 2026.
Orlando, Florida, October 30, 2026 – IRADIMED CORPORATION (the “Company” or “Iradimed”) (NASDAQ: IRMD) announced today its financial results for the three and nine months ended September 30, 2026. The Company is a leader in developing innovative magnetic resonance imaging (“MRI”) compatible medical devices and products. The Company is a provider of (i) non-magnetic intravenous (“IV”) infusion pump systems and (ii) a non-magnetic patient vital signs monitoring system that are each designed for use during MRI procedures.
“We are pleased to report record revenue of $24.2 million for the third quarter, driven by the continued successful launch of our new 3870 MR IV pump. As our manufacturing team gains experience with the new platform while at the same time greatly ramping up production, we began realizing the efficiencies we anticipated with gross margin improving sequentially as expected. Quarterly bookings also set new records, driven by another record number of monitor units being booked and a 45% year-over-year increase in domestic pump channels booked. Of special note is that over 70% of pump bookings in the quarter were for our ‘quad stack’ configuration of four pumps on a single IV pole, as customers continue to accelerate their replacement of our older model and standardize on this setup which is a doubling of pump channels previously available at each MRI. With record bookings and rapidly building 3870 momentum, we believe we are well positioned for a strong finish to the year,” said Roger Susi, President and Chief Executive Officer of Iradimed.

“For the fourth quarter of 2026, we expect revenue of $25.0 million to $26.5 million, attaining a $100.0 million revenue run rate while generating GAAP diluted earnings per share of $0.53 to $0.57 and non-GAAP diluted earnings per share of $0.57 to $0.61. We revise our guidance for the full-year 2026, expecting to report revenue of $91.6 million to $93.1 million from $91.0 million to $96.0 million, and GAAP diluted earnings per share to $1.90 to $1.94 from $1.90 to $2.05 and non-GAAP diluted earnings per share to $2.07 to $2.11 from $2.06 to $2.21,” added Mr. Susi.

The Company’s board of directors declared a regular quarterly cash dividend of $0.20 per share of our outstanding common stock. The dividend is payable to stockholders of record as of the close of business on November 13, 2026 and will be paid on November 27, 2026.

Three Months Ended September 30, 2026

For the three months ended September 30, 2026, the Company reported revenue of $24.2 million, compared to $21.2 million for the comparable period of 2025, which increased by $3.0 million or 14%. The Company reported net income of $6.5 million, compared to $5.6 million for the comparable period of 2025, which increased by 17%. Earnings per share increased by $0.08 per diluted share or 17% to $0.51 per diluted share, for the three months ended September 30, 2026, compared to $0.43 per diluted share for the same period of 2025.

For the three months ended September 30, 2026, non-GAAP net income was $7.1 million, an increase of 17% compared to $6.1 million for the same period in 2025. Non-GAAP net income excludes stock-based compensation expense, net of tax benefit, of $0.6 million for the third quarter of 2026 and $0.5 million for the third quarter of 2025. On a non-GAAP basis, net income per diluted share was $0.55 for the three months ended September 30, 2026, compared to $0.47 per diluted share for the comparable period of 2025, which increased by 17%.

Nine Months Ended September 30, 2026

For the nine months ended September 30, 2026, the Company reported revenue of $66.6 million, compared to $61.1 million for the comparable period of 2025, which increased by $5.5 million or 9%. The Company reported net income of $17.5 million, compared to $16.0 million for the comparable period of 2025, which increased by 9%. Earnings per share increased by $0.12 per diluted share or 10% to $1.37 per diluted share, for the nine months ended September 30, 2026, compared to $1.25 per diluted share for the same period of 2025.

For the nine months ended September 30, 2026, non-GAAP net income was $19.3 million, an increase of 9% compared to $17.8 million for the same period in 2025. Non-GAAP net income excludes stock-based compensation expense, net of tax benefit, of $1.8 million for each of the nine-month periods presented. On a non-GAAP basis, net income per diluted share was $1.50 for the nine months ended September 30, 2026, compared to $1.39 per diluted share for the comparable period of 2025, which increased by 8% .

Revenue Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
(in thousands)	(unaudited)		(unaudited)
Devices:
MRI Compatible Intravenous ("IV") Infusion Pump Systems	$8,687	$8,334	$22,779	$22,521
MRI Compatible Patient Vital Signs Monitoring Systems	8,006	6,872	21,778	19,361
Ferro Magnetic Detection Systems	483	378	1,861	1,278
Total devices revenue	17,176	15,584	46,418	43,160
Amortization of extended maintenance agreements	801	613	2,218	1,766
Disposables	4,981	4,131	14,659	13,281
Services and other	1,245	874	3,353	2,915
Total revenue	$24,203	$21,202	$66,648	$61,122

For the three months ended September 30, 2026 and 2025, domestic sales were 82% and 85% of total revenue, respectively. For the three months ended September 30, 2026, the gross profit margin was 76% compared to 78% for the comparable period of 2025.
For the nine months ended September 30, 2026 and 2025, domestic sales were 82% and 85% of total revenue, respectively. For the nine months ended September 30, 2026, the gross profit margin was 76% compared to 77% for the comparable period of 2025.

Cash Flow from Operations

For the three months ended September 30, 2026, cash flow from operations was $7.0 million, consistent with $7.0 million for the comparable period of 2025. For the three months ended September 30, 2026, cash provided by operations reflected higher net income and a smaller increase in accounts receivable, partially offset by higher income tax payments, increased inventory purchases, and prepaid expenses.. See the compilation of non-GAAP free cash flow in the table later in this release.

For the nine months ended September 30, 2026, cash flow from operations was $21.2 million, compared to $19.0 million for the comparable period of 2025, an increase of 12%. For the nine months ended September 30, 2026, cash provided by operations reflected higher net income, a smaller increase in accounts receivable, and higher accounts payable, partially offset by higher income tax payments, increased inventory purchases, and a smaller increase in deferred revenue. See the compilation of non-GAAP free cash flow in the table later in this release.
Financial Guidance
For the fourth quarter of 2026, the Company expects revenue of $25.0 million to $26.5 million, GAAP diluted earnings per share of $0.53 to $0.57, and non-GAAP diluted earnings per share of $0.57 to $0.61. For the full year 2026, the Company expects to report revenue of $91.6 million to $93.1 million, GAAP diluted earnings per share of $1.90 to $1.94, and non-GAAP diluted earnings per share of $2.07 to $2.11.
The Company’s non-GAAP diluted earnings per share guidance excludes stock-based compensation expense, net of tax expense. The Company expects stock-based compensation expense, net of tax, to be approximately $2.5 million and $0.6 million for the full year and third quarter of 2026, respectively.
Presentation of Amounts
Amounts discussed in this press release are presented in millions, rounded to one decimal place, and amounts in the accompanying financial tables are presented in thousands, except per share data. Percentage changes are calculated using the amounts in thousands presented in the tables, and per share amounts are calculated using unrounded amounts. As a result, percentages recalculated using the rounded amounts in millions may differ from those presented.

Use of Non-GAAP Financial Measures
The Company believes using non-GAAP net income, non-GAAP net income per share-diluted, and free cash flow is helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.
We calculate non-GAAP net income as net income excluding:
(1)Stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for meaningful comparisons between our operating results from period to period;
(2)Operating expenses, net of tax, that we believe are not indicative of the Company’s ongoing core operating performance; and
(3)Infrequent income tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes.
We calculate free cash flow as net cash provided by operating activities, less net cash used in investing activities for the development of internal software and purchases of property and equipment.
We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, strengthening our balance sheet and returning cash to our stockholders through various means.

Our non-GAAP financial measures are important tools for financial and operational decision-making and for evaluating our ongoing core operating results.
A reconciliation of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with GAAP and are not indicative of net income or cash provided by operating activities.
Conference Call
The Company has scheduled a conference call to discuss this release beginning at 11:00 a.m. Eastern Time, October 30, 2026. Individuals interested in listening to the conference call may do so by registering here, https://register-conf.media-server.com/register/BI7e9cb633a38e45258f691f2b6d592419

Once registered, a dial-in number, a unique PIN, and instructions will be provided to participants.

The conference call will also be available in real-time via the Internet at http://www.iradimed.com/en-us/investors/events/. A recording of the call will be available on the Company’s website following the call's completion.

About IRADIMED CORPORATION
IRADIMED CORPORATION is a leader in developing innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We design, manufacture, market, and distribute MRI-compatible medical devices, accessories, disposables, and related services.
We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components that can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump systems (3860 and 3870) have a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solutions provide a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is essential to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.
Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The Iradimed 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The Iradimed 3880 has a compact, lightweight design, allowing it to travel with the patient from the critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the Iradimed 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The Iradimed 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.
For more information, please visit www.iradimed.com.

Forward-Looking Statements
This release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, intends, projects, indicates, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements, including statements relating to financial guidance, future quarterly cash dividends, operational issues meeting demand, commercialization, timing and expected revenue ramping of our next-generation 3870 MRI compatible IV infusion pump, and the Company’s strategic plans, objectives, and intentions. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The forward-looking statements involve risks and uncertainties, including, among others, that our business plans may change as circumstances warrant.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made, which reflect management’s current estimates, projections, expectations, or beliefs, and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to: our ability to obtain or maintain regulatory approvals and comply with applicable regulations, including 510(k) clearances for our products and product candidates, the outcome of inspections conducted by the U.S. Food & Drug Administration (the “FDA”) or other regulatory bodies, additional actions by or requests from the FDA or other regulatory bodies, and unanticipated costs or delays associated with the resolution of such matters; our reliance on a limited number of products and our ability to identify and pursue development of additional products; our ability to retain key management, marketing and scientific personnel, and to attract and retain additional qualified personnel; our expectations regarding the sales and marketing of our products and services; our expectations regarding the integrity of our supply chain; the potential for adverse application of applicable laws and regulations on our operations; our expectations for market acceptance of our new products; the potential for exposure to product liability claims and our marketed products to be withdrawn due to recalls or adverse events; our ability to prepare, file, prosecute, maintain, defend against infringement of, and enforce patent claims and other intellectual property rights on our products; the implementation of our business strategies; our financial performance and how it may be interpreted by securities analysts and investors; our ability to compete with existing competitors and new market entrants; difficulties or delays in developing, manufacturing, or marketing our products and services; changes in laws or in their interpretation or application, and the risk of non-compliance; cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations; costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, including the risk of successful challenges to the validity of such rights; costs or claims resulting from errors or defects in our manufacturing that may injure persons or damage property, including costs from remediation efforts or recalls; the results or timing of any commercial disputes, patent infringement claims, other legal proceedings, or government investigations; interruptions in our ability to manufacture our products, or the unavailability or increased cost of key components or raw materials; the risk that third parties may fail to meet their contractual obligations, which could disrupt our operations or adversely affect our financial results; the effects of government-mandated healthcare reform; the impact on our operations and financial results of public health emergencies, including natural disasters, and policies and actions by governments or other third parties; breaches or failures of our or our vendors’ or customers’ information technology systems, including by cyberattack, data leakage, or unauthorized access; the risks associated with the integration of artificial intelligence (“AI”) or machine learning (“ML”) into our products or business, including algorithmic errors or bias, uncertain regulatory requirements applicable to AI-enabled medical devices, data privacy and security concerns arising from the use of AI or ML, and potential liability arising from AI-driven product decisions or recommendations; the loss of one or more key customers or suppliers, or a default by any such party; unfavorable changes to the terms of key customer or supplier relationships; weakening of economic conditions that could adversely affect demand for our products; changes in tax rates, interest rates or inflationary pressures on the U.S. and global economies; geopolitical risks, including international conflicts and political instability, which could lead to increased market volatility; and other risks detailed in our filings with the United States Securities and Exchange Commission (the “SEC”). You should consider the forward-looking statements contained in this press release in light of the risk factors and other information set forth under Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A, “Risk Factors” of the Company’s Quarterly Reports on Form 10-Q, and Part I, Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as those otherwise described or updated from time to time in our other filings with the SEC. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company undertakes no commitment to publicly update or revise the forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by applicable law.

IRADIMED CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$63,288	$51,159
Other current assets	29,512	30,044
Total current assets	92,800	81,203
Property and equipment, net	24,076	23,856
Other assets	4,194	3,717
Total assets	$121,070	$108,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,419	$1,820
Deferred revenue	3,572	2,871
Other current liabilities	4,332	5,489
Total current liabilities	10,323	10,180
Deferred revenue, non-current	4,293	3,978
Total liabilities	14,616	14,158
Stockholders’ equity:
Total stockholders’ equity	106,454	94,618
Total liabilities and stockholders’ equity	$121,070	$108,776

IRADIMED CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$24,203	$21,202	$66,648	$61,122
Cost of revenue	5,747	4,708	16,219	13,830
Gross profit	18,456	16,494	50,429	47,292
Operating expenses:
General and administrative	4,533	4,356	12,967	13,246
Sales and marketing	4,909	4,631	13,207	12,817
Research and development	875	674	2,489	2,176
Total operating expenses	10,317	9,661	28,663	28,239
Income from operations	8,139	6,833	21,766	19,053
Other income, net	529	464	1,559	1,517
Income before provision for income taxes	8,668	7,297	23,325	20,570
Provision for income tax expense	2,162	1,721	5,783	4,532
Net income	$6,506	$5,576	$17,542	$16,038
Net income per share:
Basic	$0.51	$0.44	$1.37	$1.26
Diluted	$0.51	$0.43	$1.37	$1.25
Weighted average shares outstanding:
Basic	12,787	12,721	12,784	12,717
Diluted	12,877	12,860	12,873	12,842

IRADIMED CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(in thousands, except per share data)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net income	$6,506	$5,576	$17,542	$16,038
Excluding:
Stock-based compensation expense, net of tax benefit	616	527	1,799	1,760
Non-GAAP net income	$7,122	$6,103	$19,341	$17,798
Weighted-average shares outstanding – diluted	12,877	12,860	12,873	12,842
Non-GAAP net income per share – diluted	$0.55	$0.47	$1.50	$1.39
Non-GAAP Free Cash Flow

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025		2026	2025
Net cash provided by operating activities	$6,996	$6,986		$21,227	$19,025
Less:
Capital Expenditures	212	1,264	[1]	1,124	8,005	[1]
Free cash flow	$6,784	$5,722		$20,103	$11,020
[1] For the three and nine months ended September 30, 2025, capital expenditures include approximately $1.3 million and $6.8 million respectively, related to the construction of a new corporate office and manufacturing facility completed in 2025.

Media Contact:
IRADIMED CORPORATION
(407) 677-8022
InvestorRelations@iradimed.com